CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (“Agreement”), effective as of the date this Agreement is fully executed (“Effective Date”), is made and entered into by and between Solar Integrated Roofing Corp, a Nevada corporation (“SIRC”) and Cornerstone Construction Team, LLC (“CCT”), on the one hand, and Hunter Ballew (“Ballew”), Upward Holdings Group, LLC (“Upward”), and Roofcon, LLC (“Roofcon”), on the other hand. At times and where appropriate, SIRC, CCT, Ballew, Upward, and Roofcon, are collectively referred to as the “Parties” and each, individually, as a “Party.”

RECITALS

WHEREAS, on or about January 11, 2022, SIRC initiated legal proceedings by filing a complaint in the action styled Solar Integrated Roofing Corp, v. Ballew et al., Case No. 3:22-cv-00028-RBM-JLB, in the United States District Court, Southern District of California (the “Lawsuit”), naming Ballew, Upward, and Roofcon, as defendants therein, and asserting claims alleged against Ballew, Upward, and Roofcon, for breach of a Stock Purchase Agreement (“SPA”) (dated February 24, 2021), breach of an employment agreement (“EAA”) (dated February 24, 2021), fraud, negligent representation, fraud in connection with sale of securities, breach of the implied covenant of good faith, breach of fiduciary duty, trade secret misappropriations, Lanham Act violations, fraudulent transfer, indemnity and unjust enrichment;

WHEREAS, on or about February 17, 2022, Ballew filed his answer denying each of the claims and factual allegations in the Lawsuit and filed a counterclaim against SIRC and CCT, asserting claims for anticipatory breach of contract, breach of contract, breach of contract – executive employment agreement, fraud, negligent misrepresentation, failure to provide legally compliant meal periods, failure to provide legally compliant rest periods, failure to timely pay minimum, regular, and /or overtime wages, failure to maintain accurate records, failure to furnish accurate itemized wage statements, failure to timely pay wages owed upon termination, misclassification, and unfair competition law;

WHEREAS, on or about June 9, 2022, the Parties entered into a binding Settlement Memorandum of Understanding, attached hereto as Exhibit A (the “MOU”), which set forth the principal terms of settlement between the Parties, and which is superseded by this Agreement and the Settlement Documents (as defined below);

WHEREAS, under the MOU, the Parties agreed to execute mutual releases, which are intended to be set forth in this Agreement, and which are intended to include a full and complete waiver under California Civil Code Section 1542 of any known or unknown claims;

WHEREAS, under the MOU, the Parties agreed to enter into a Membership Interest Transfer Agreement, which is attached hereto as Exhibit B (the “MITA”), which is intended to effectuate the transfer of the entire membership interest of CCT from SIRC to Ballew;

WHEREAS, under the MOU, the Parties agreed that the business of CCT would remain the same as it was on the date of the execution of the MOU through the transfer of membership interests of CCT from SIRC to Ballew, and that no debts or liabilities would be incurred by CCT and no cash would be taken out of the company, other than those incurred in the normal course of CCT’s business operations, and any debts, liabilities, payments, or settlements arising outside of the ongoing litigation in the United States District Court of Arkansas (defined below as the “Arkansas Litigation”);

WHEREAS, under the MOU, the Parties agreed that Ballew will retain the cash portion of the consideration in the Purchase Price provision (Section 1.02) of the SPA, that Ballew and Upward will transfer to SIRC 45,000,000 shares of SIRC common stock to SIRC and waive any rights they may have to the Make Whole provision in the SPA (Section 1.03), as set forth in the Redemption Agreement, which is attached hereto as Exhibit C (the “Redemption Agreement”), and that Ballew will be responsible for costs associated with the transfer, including legal opinions, fees, and transfer expenses, in an amount not to exceed $5,000;

WHEREAS, the Parties agree that upon the Effective Date of this Agreement, the $1,100,000 liability currently recorded on the books and records of CCT will be satisfied in full;

WHEREAS, the Parties agree that SIRC and its transfer agent, Colonial Stock Transfer (“Colonial”), will execute Irrevocable Transfer Agent Instructions, which are attached hereto as Exhibit D (the “Transfer Instructions”), and which provide for the delivery of 8,000,000 common shares of SIRC to Ballew and the individuals set forth on a list provided by Ballew (the “Stock Recipients”), which are listed in Exhibit E attached hereto, which the Parties agree is in exchange for the consideration set forth in this Settlement Agreement, in addition to Ballew indemnifying SIRC, Dave Massey, and its management for any future claims arising out of their interactions with one another, including but not limited to the SPA and the related transaction, the EAA, and any claims arising out of or related to this Agreement and the Settlement Documents by any third parties;

WHEREAS, under the MOU, the Parties agreed to issue a joint press release approved by all Parties explaining the resolution of the Lawsuit and such other information about the transaction as the Parties were to agree in writing (the “Press Release”), which has since been released as mutually agreed upon by the Parties, and is attached hereto for reference as Exhibit F;

WHEREAS, under the MOU, the Parties agreed to prepare a Joint Motion for Dismissal, which is attached hereto as Exhibit G (the “Joint Motion for Dismissal”), and which would include a full dismissal as to each and all respective claims (all claims as to all Parties) with prejudice, and indicate that each party will bear its own attorney’s fees and costs, except for those attorney’s fees and costs expressly provided for in this Agreement;

WHEREAS, on or about March 18, 2022, Marc Jones Construction, LLC d/b/a Sunpro or ADT Solar initiated legal proceedings by filing a complaint in the action styled Marc Jones Construction, LLC

v. Justine Morgan et al., Case No. 4:22-cv-00258-DPM, in the United States District Court, Eastern District of Arkansas, Central Division (the “Arkansas Litigation”), naming Justin Morgan, Demetrius Williams, Chase Gibson, Jerry Gibson, and Cornerstone Construction Team, LLC, as defendants therein, and asserting claims against them for violation of defend trade secrets act, breach of confidentiality and employment agreements, violation of Arkansas trade secrets act, accounting and restitution, and interference with contract and business expectancy;

WHEREAS, the Parties, and each of them, deny any and all allegations of wrongdoing alleged against them, respectively;

WHEREAS, this Agreement, the MITA, and the Redemption Agreement, are collectively referred to herein as the “Settlement Documents”;

WHEREAS, the Parties have each investigated the facts and the merits of each other’s respective positions; and,

WHEREAS, the Parties without admission of liability desire to compromise and resolve fully and finally all disputes and controversies among them arising out of, or in any way relating to, the Lawsuit, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the terms, promises, agreements, and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Recitals. The foregoing Recitals are true and correct and incorporated herein by this reference.

2.Terms and Conditions of Settlement.

a.Settlement Document Fees and Costs. Ballew agrees to pay fifty percent (50%) of SIRC’s legal fees and costs incurred for preparation and execution of the Settlement Documents. As of execution of the MOU, the Parties anticipated a maximum of approximately Thirty Thousand Dollars and 00/100 U.S. ($30,000.00 U.S.). On or before the Effective Date, Ballew shall pay to SIRC the total sum of Fifteen Thousand Dollars and 00/100 U.S. ($15,000.00 U.S.), which shall be paid by wire transfer or by certified check delivered to SIRC c/o Alex Calaway, Esq., Marquis Aurbach Chtd. (“MAC Law”), 10001 Park Run Drive, Las Vegas, NV, 89145. In the event the legal fees and costs incurred for preparation and execution of the Settlement Documents are less than Thirty Thousand Dollars and 00/100

U.S. ($30,000.00 U.S.), MAC Law shall refund to Ballew fifty percent (50%) of the difference of

$30,000.00 and the actual legal fees and costs incurred for preparation and execution of the Settlement Documents.

b.Arkansas Litigation.

i.Ballew acknowledges and agrees that the Arkansas Litigation is still ongoing and has not been resolved, and that Ballew, by and through CCT, shall continue the defense of, and assume all responsibility for, the Arkansas Litigation, including the individually named defendants and CCT. Ballew hereby agrees to execute and deliver to MAC Law any engagement letter, conflict waiver, and any other document or agreement requested by MAC Law in connection with the Arkansas Litigation.

ii.On or before the Effective Date, Ballew shall pay to SIRC the total sum of Eighteen Thousand Dollars and 00/100 U.S. ($18,000.00 U.S.), which shall be paid by wire transfer or by certified check delivered to SIRC c/o Alex Calaway, Esq., Marquis Aurbach Chtd., 10001 Park Run Drive, Las Vegas, NV, 89145. Commencing on the June 10, 2022, and continuing thereafter, Ballew shall be responsible for all legal fees and costs incurred on behalf of CCT and the individually named defendants in the defense of the Arkansas Litigation. SIRC shall pay MAC Law for all legal fees and costs incurred from May 1, 2022, to June 9, 2022.

c.Redemption Agreement. On or before the Effective Date, Ballew and SIRC shall execute the Redemption Agreement, and any ancillary documents or agreements attached thereto, and deliver their respective executed counterparts to MAC Law.

d.MITA. On or before the Effective Date, Ballew and SIRC shall execute the MITA, and any ancillary documents or agreements attached thereto, and deliver their respective executed counterparts to MAC Law.

e.SIRC Stock Transfer. In exchange for Ballew’s fulfillment of the terms and conditions of the Settlement Documents and Ballew’s indemnification of SIRC, Dave Massey, and SIRC’s management, as set forth in this Agreement and the Settlement Documents, on the Effective Date, SIRC and its transfer agent, Colonial, will execute the Transfer Instructions, which provide for the delivery of a total of 8,000,000 SIRC common shares to Ballew and the Stock Recipients. SIRC shall deliver the Transfer Instructions to its existing transfer agent, Colonial, and any subsequent transfer agent, in substantially the same form as the Transfer Instructions attached hereto as Exhibit D and provide a copy of its Closing Notice, as defined in the Transfer Instructions, to counsel for Ballew within 24 hours of providing such notice to the transfer agent. SIRC represents and warrants that no instruction other than the Transfer Instructions referred to herein will be given by SIRC to its transfer agent in connection with this Agreement, and that SIRC will comply with the Transfer Instructions. SIRC acknowledges that the Transfer Instructions are material, and acknowledges that the remedy at law for a breach of its Transfer Instructions will be inadequate and agrees, in the event of a breach of the Transfer Instructions, that a Stock Recipient (as defined in the Transfer Instructions), including Ballew, shall be entitled, in addition to all other available remedies, an order and/or injunction enforcing the Transfer Instructions.

f.[Intentionally Omitted].

3.Mutual Releases. In consideration of the obligations and undertakings in this Agreement:

a.SIRC and CCT Releases. SIRC and CCT, along with their members, partners, managers, affiliates, predecessors, successors, heirs and assigns, present and future officers, directors, stockholders and investors, parent companies, subsidiaries, administrators, servants, employees, representatives, attorneys, and agents, as applicable, do hereby forever release, discharge, and acquit Ballew, Upward, and Roofcon, along with their members, partners, managers, affiliates, predecessors, successors, heirs and assigns, present and future officers, directors, stockholders and investors, parent companies, subsidiaries, administrators, servants, employees, representatives, attorneys, and agents, as applicable, of and from all and every manner of claims, acts and actions, demands, cause and causes of action, at law, in equity or otherwise, whether known or unknown, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, which SIRC and CCT ever had, now have, may have, or could have, against Ballew, Upward, and Roofcon by reason of any matter, cause, or thing set forth in, relating to, or arising out of, or in any way connected with their interactions with one another, including the transaction where SIRC purchased from Ballew his membership interest in CCT, Ballew’s employment with SIRC, and the Lawsuit.

b.Ballew, Upward, and Roofcon Releases. Ballew, Upward, and Roofcon, along with their members, partners, managers, affiliates, predecessors, successors, heirs and assigns, present and future officers, directors, stockholders and investors, parent companies, subsidiaries, administrators, servants, employees, representatives, attorneys, and agents, as applicable, do hereby forever release, discharge, and acquit SIRC and CCT, along with their members, partners, managers, affiliates, predecessors, successors, heirs and assigns, present and future officers, directors, stockholders and investors, parent companies, subsidiaries, administrators, servants, employees, representatives, attorneys, and agents, as applicable, of and from all and every manner of claims, acts and actions, demands, cause and causes of action, at law, in equity or otherwise, whether known or unknown, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, which Ballew, Upward, and Roofcon ever had, now have, may have, or could have, against SIRC and CCT by reason of any matter, cause, or thing set forth in, relating to, or arising out of, or in any way connected with their interactions with one another, including the transaction where SIRC purchased from Ballew his membership interest in CCT, Ballew’s employment with SIRC, and the any and all claims that were or court have been asserted in the Lawsuit.

c.SIRC and CCT Mutual Release. SIRC and CCT, along with their members, partners, managers, affiliates, predecessors, successors, heirs and assigns, present and future officers, directors, stockholders and investors, parent companies, subsidiaries, administrators, servants, employees, representatives, attorneys, and agents, as applicable, do hereby mutually forever release, discharge, and acquit one another, along with the other’s members, partners, managers, affiliates, predecessors, successors, heirs and assigns, present and future officers, directors, stockholders and investors, parent companies, subsidiaries, administrators, servants, employees, representatives, attorneys, and agents, as applicable, of and from all and every manner of claims, acts and actions, demands, cause and causes of action, at law, in equity or otherwise, whether known or unknown, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, which SIRC and CCT ever had, now have, may have, or could have, against one another by reason of any matter, cause, or thing set forth in, relating to, or arising out of, or in any way connected with their interactions with one another, including the transaction where SIRC purchased from Ballew his membership interest in CCT, Ballew’s employment with SIRC, and the any and all claims that were or court have been asserted in the Lawsuit.

d.Scope of Mutual Releases and Waivers. The Parties, and each of them, further acknowledge and agree that the mutual releases in this Agreement apply to all claims for any injuries, damages, losses or claims, whether known or unknown, foreseen or unforeseen, patent or latent, and each Party hereto hereby expressly waives application of California Civil Code Section 1542, and any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542. Each Party hereto certifies that such Party is aware of the provisions of California Civil Code Section 1542 which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties understand and acknowledge the significance and consequences of the waiver of California Civil Code Section 1542; and that this release and waiver of California Civil Code 1542 is a material part of the consideration of entering into this Agreement. The Parties expressly acknowledge that this Agreement is intended to include a release, without limitation, of all claims, including unknown or unsuspected claims, and acknowledge that the execution of this Agreement is entered into for the purpose of extinguishing all such claims.

The Parties further understand and acknowledge that if either Party hereto, or such Party’s respective officers, directors, employees, shareholders, attorneys, assigns, agents, representatives, predecessors and successors in interest, eventually discover additional claims or damages arising out of the facts and claims released herein, that Party will not be able to make any claim for any such losses or damages. Furthermore, the Parties acknowledge that they intend these consequences even as to claims for losses or damages that may exist, but which the Parties hereto do not presently known to exist, and which if known, would have materially affected the Party’s decision to execute this Agreement.

4.Indemnification. Ballew agrees to indemnify, defend and hold SIRC and Dave Massey, and their successors and assigns, and their respective affiliates, officers, directors, managers, members, shareholders, employees, and agents (individually, a “SIRC Indemnified Party” and collectively, the “SIRC Indemnified Parties”), at all times, harmless from and against, and shall pay to the SIRC Indemnified Party the amount of, or reimburse the SIRC Indemnified Party for (which such obligation to pay or reimburse the SIRC Indemnified Party shall apply and pertain to each and every indemnification obligation of Ballew in favor of SIRC, Dave Massey, and any other SIRC Indemnified Party), and Ballew waives any claim for contribution or indemnity against any SIRC Indemnified Party with respect to, the aggregate of all expenses, losses, fees, costs, deficiencies, injuries, liabilities and damages (including, without limitation, reasonable attorneys’ fees and costs) incurred or suffered by any SIRC Indemnified Party resulting from or arising out of (i) their interactions with one another prior to the Effective Date, including but not limited to the SPA, EAA, and the related underlying transaction between the Parties; (ii)

(iii) the SPA; (iv) the Arkansas Litigation, (v) the Redemption Agreement, (vi) the MITA; or (viii) the Stock Recipients. Such indemnification obligation shall survive the Effective Date indefinitely.

5.Dismissal with Prejudice of the Lawsuit. Within fourteen (14) calendar days of the Effective Date, the Parties shall execute and file, in the Lawsuit, the Joint Motion for Dismissal which is attached hereto as Exhibit G.

6.Exclusions from Mutual Releases of Claims. Notwithstanding anything to the contrary set forth in this Agreement, any claims arising out of the breach of this Agreement or the Settlement Documents by any Party are excluded from the releases provided in Section 3 of this Agreement and, in the event of any such breach, the non-breaching Party shall be entitled to pursue any and all rights, claims, and damages that it may have against the other Party notwithstanding and without regard to such releases.

7.Covenant Not to Sue. The Parties, and each of them, agree that they will forever refrain and forbear from commencing, instituting, or prosecuting any lawsuit, action, motion, or other proceeding, in law, equity, or otherwise, relating to the facts, claims, and defenses at issue in the Lawsuit; provided, however, that nothing contained in this Agreement shall affect the ability of a Party to commence any proceeding or take any action to enforce the terms of this Agreement or the Settlement Documents.

8.Non-Disparagement. The Parties agree that, following the Effective Date of this Agreement, unless required to do so by law, rule, subpoena, or court order, they shall not make any disparaging statements or representations, either directly or indirectly, whether orally or in writing, by word or gesture, to any person regarding any other Party to this Agreement or the Lawsuit. This will include, but not be limited to, the making or maintenance of any written or oral communication to any person or entity, including via electronic mail or electronic communication, on the Internet, on or through a website, bulletin board, posting, blog, or otherwise. Should it be determined that any party has violated this provision, the other Party or Parties to whom the communication relates may seek injunctive relief. Neither shall any party hereto portray this Agreement or any act taken under or in connection with it as an explicit or implicit statement or admission of the strength or weakness of any position taken by any party. For purposes of this paragraph, a disparaging statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, character, professionalism, and/or quality of services of the Party to whom the communication relates.

9.Governing Law. The Parties agree that this Agreement and the Settlement Documents shall be governed by and construed in accordance with the laws of the State of Nevada and any conflicts of law rules requiring reference to the laws of another jurisdiction shall be disregarded.

10.Consent to Jurisdiction and Forum Selection. The Parties agree that the appropriate venue and forum for any dispute arising out of, concerning or relating to this Agreement and the Settlement Documents shall be the state or federal courts of Clark County, Nevada; and the Parties hereby consent solely and exclusively to the personal jurisdiction of the state or federal courts located in Clark County, Nevada as it relates to this Agreement and the Settlement Documents.

11.Attorney Fees and Costs. The Parties shall bear their own respective attorneys’ fees and costs in connection with the Lawsuit, as well as those incurred in the negotiation and preparation of this Agreement and the Settlement Documents, except as otherwise expressly stated herein. In the event that any action or proceeding is instituted to interpret or enforce the terms and provisions of this Agreement and the Settlement Documents, however, the prevailing Party shall be entitled to its or his costs and attorney fees, in addition to any other relief it or he may obtain or to which it or he may be entitled.

12.Authority. Each person who signs this Agreement on behalf of any Party to the Agreement represents that he or she has been duly authorized by that Party to enter into this Agreement and to bind the Party.

13.Representations, Warranties, and No Prior Assignment. As a material inducement to one another to enter into this Agreement, the Parties represent and warrant to one another that each has full power and authority (and all necessary action has been taken) to execute, deliver and perform their obligations under this Agreement and they have not assigned or transferred to any person or entity any matter released in Section 3 of this Agreement or any part or portion of any matter released in Section 3 of this Agreement (except for the previously plead and known assignment from CCT to SIRC, both of whom together, have full power and authority, and own, all matters being released herein) and all claims, defenses, rights and obligations and causes of action asserted or the subject of this Agreement are owned by them. CCT further represents and warrants that the business of CCT has remained the same as it was on the date of the execution of the MOU through the execution of this Agreement, and that no debts or liabilities have be incurred by CCR and no cash has been taken out of the company, other than those incurred in the normal course of CCT’s business operations, and other than any debts, liabilities, payments, or settlements arising out of the ongoing Arkansas Litigation. SIRC further represents and acknowledges that on the Effective Date, CCT and Ballew will have no further liability or obligations to SIRC other than as set forth in this Agreement and related Settlement Documents.

14.Successors and Assigns. This Agreement is binding upon and inures to the benefit of the successors, assigns, and nominees of the Parties hereto, and is enforceable against them in accordance with its terms.

15.Time of Essence. Time is of the essence of this Agreement and all of its provisions.

16.Further Assurances. The Parties agree to cooperate in good faith, to perform such additional acts, and to execute, acknowledge, and deliver additional documents as are reasonably necessary or convenient to effectuate the purposes of this Agreement.

17.Entire Agreement. This Agreement and the Settlement Documents constitute the entire agreement between the Parties hereto and supersedes all prior agreements and communications between the Parties.

18.Reliance in Representations. Each Party hereby expressly warrants and represents to the other Party that no promise or agreement which is not expressed herein has been made to it in executing this Agreement, and that each is not relying upon any statement or representation of any agent of the other Party being released hereby. The Parties agree and stipulate that each Party is relying upon only the representations and warranties contained in this Agreement in entering into this Agreement. There are no unwritten, oral, or verbal understandings, agreements, or representations of any sort whatsoever between the Parties, it being stipulated that the rights of the Parties hereto against any opposing Parties shall be governed exclusively by this Agreement. These representations and warranties shall survive the execution of this Agreement indefinitely.

19.Interpretation. The Parties acknowledge and agree that they have each had the benefit of legal counsel. The Parties and their respective counsel acknowledge and agree that this Agreement is a product of all of their efforts, each expresses their agreement, and each shall not be interpreted in favor or against any Party on the basis that such Party drafted it. In the interpretation of this Agreement, the singular may be read as the plural, and vice versa; the neuter gender as the masculine or feminine, and vice versa; and the future tense as the past or present, and vice versa; all interchangeably as the context may require in order to fully effectuate the intent of the Parties and the agreement contemplated herein.

20.Titles and Headings. Titles and headings of Sections of this Agreement are for convenience of reference only and shall not affect the construction of any provisions of this Agreement.

21.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one agreement. Signature pages transmitted via facsimile or by email in Portable Document Format (PDF) shall be deemed original signatures for all purposes.

22.Severability. If any term or provision of this Agreement shall be deemed to be invalid or unenforceable to any extent, the remainder of this Agreement will not be affected thereby, and each remaining term and provision of this Agreement will be valid and be enforced to the fullest extent permitted by law.

23.Modification. This Agreement may not be altered, modified, amended, or changed, in whole or in part, except by a writing executed by the Parties.

24.No Waiver. No failure or delay by a Party in exercising any right or remedy under this Agreement shall operate as a waiver of any right or remedy.

25.Representation of Counsel. In the negotiation, preparation, and execution of this Agreement, the Parties acknowledge and agree that each Party has been represented by its own counsel, or that each Party has had an opportunity to consult with counsel of its own choosing prior to the execution of this Agreement, and has been advised that it is in its best interests to do so. The Parties have read this Agreement in its entirety and fully understand the terms and provisions contained herein. The Parties execute this Agreement freely and voluntarily and accept the terms, conditions and provisions of this Agreement, and state that the execution by each of them of this Agreement is free from any coercion whatsoever.

26.No Admission. This Agreement, and the Parties’ compliance with this Agreement, shall in no event be construed as or deemed to be evidence of any admission or concession on the part of any Party of any liability or damages.

27.Exhibits are Part of this Agreement. All exhibits referred to in this Agreement or attached hereto are incorporated into this Agreement by reference and made a part hereof.

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28.Superseding Agreement. This Agreement and the Settlement Documents constitute the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. This Agreement and the Settlement Documents shall supersede and replace the MOU. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

29.No Third-Party Beneficiaries. Other than the rights of the Stock Recipients to enforce the Transfer Instructions as further set forth in Section 2(e) of this Agreement, this Agreement and Settlement Documents are intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SOLAR INTEGRATED ROOFING CORP, a		HUNTER BALLEW, an individual,
Nevada Corporation,

By:		By:
Its:	CEO
Date:	8/19/2022	Date:	8/19/2022

UPWARD HOLDINGS GROUP, LLC, a Wyoming limited liability company,		ROOFCON, LLC, a South Carolina limited liability company,

By:		By:

Its:	Owner	Its:	Owner
Date:	8/19/2022	Date:	8/19/2022

CORNERSTONE CONSTRUCTION TEAM,
LLC, a South Carolina limited liability company,
By:
Its:	CEO
Date:	8/19/2022